EX 99.4(E)

National Integrity Life Insurance Company

Guaranteed Lifetime Withdrawal Benefit Rider

NR.38 1410 NY Cert

This Rider provides a minimum withdrawal benefit that guarantees a series of Withdrawals from the Certificate equal to a certain percentage of the Benefit Base (defined below). The percentage will be based on the younger Annuitant’s age at the time you make the first Withdrawal on or after the LPA Eligibility Date (defined below). The Benefit Base is established for the sole purpose of determining the minimum withdrawal benefit and Rider charge under this Rider and is not used in calculating the Surrender Value, Account Value, or other guaranteed benefits.

This Guaranteed Lifetime Withdrawal Benefit Rider (“GLWB” or “Rider”) has been issued to you and made a part of your Certificate as of the Participation Date. This Rider is subject to all the exclusions, definitions and provisions of the Certificate to which it is attached. If any provisions contained in this Rider are inconsistent with those of the Certificate, the Rider provisions will control. Capitalized terms not defined in this Rider or on the GLWB Data Page have the meanings assigned to them in the Certificate.

Definitions

Annual Processing Date is the last day of each Participation Year.

GLWB Data Page refers to the data pages issued with your Rider, which are a part of your Rider.

Partial Exchange is an exchange of a portion of your Account Value under Section 1035 (or an equivalent provision) of the Tax Code, or if you have a Qualified Certificate, a trustee-to-trustee transfer of a portion of your Account Value.

Qualified Certificate is an annuity that qualifies under the Tax Code as an Individual Retirement Annuity under Section 408 or 408A, or similar provisions, of the Tax Code or one that is owned by a qualified retirement plan under Section 401, or similar provisions, of the Tax Code. The Certificate Type is stated on your Certificate Schedule Page.

Tax Code is the Internal Revenue Code of 1986, as amended, or any subsequent United States revenue laws, and applicable rules, regulations and guidelines published by the Internal Revenue Service.

Withdrawal is a withdrawal of part of your Account Value or a Partial Exchange as allowed under your Certificate.

The Benefit

This Rider guarantees you can receive an amount equal to the Lifetime Payout Amount (“LPA”) each Participation Year on or after the LPA Eligibility Date for as long as either the Annuitant or the Spousal Annuitant is alive regardless of your Account Value. The LPA Eligibility Date, the Annuitant and the Spousal Annuitant are stated on your GLWB Data Page and will not change except as otherwise stated in this Rider. This benefit will terminate without value when this Rider terminates as described in the Termination section.

Lifetime Payout Amount (“LPA”)

Before the LPA Eligibility Date, you have no LPA.

On or after the LPA Eligibility Date, the LPA is equal to the applicable Withdrawal Percentage multiplied by the Benefit Base, both defined below, then multiplied by the Spousal Factor stated on your GLWB Data Page.

If your Account Value is greater than zero, the LPA you take from the Certificate is a Partial Withdrawal from your Account Value. LPA Withdrawals will affect the Death Benefit the same as Withdrawals described in your Certificate.

The LPA may also be referred to as a guaranteed Withdrawal. Any portion of the LPA not taken during a Participation Year is not available in any future Participation Year.

Withdrawal Percentage

The Withdrawal Percentage is the percentage we use to calculate your LPA. The Withdrawal Percentage is determined by the Younger Annuitant’s Age Band (younger of the Annuitant and Spousal Annuitant) at the time of your first Withdrawal on or after the LPA Eligibility Date. The Younger Annuitant’s Age Band is stated on your GLWB Data Page and is based on the Younger Annuitant’s attained age. Except as otherwise stated in this Rider, the Withdrawal Percentage is locked in when you take your first Withdrawal on or after the LPA Eligibility Date.

Benefit Base

The Benefit Base is the value we use to calculate your LPA. The Benefit Base is always equal to the greater of the Roll-Up Base and the Step-Up Base, both defined below.

The Roll-Up Base, Step-Up Base and Benefit Base are not available for Withdrawal or surrender. They are not payable as a Death Benefit or as an Annuity Benefit. These Bases are simply values used to determine your LPA and Rider charge.

Roll-Up Base

On the Participation Date, your Roll-Up Base is equal to your Account Value. Your Roll-Up Base will be adjusted as follows.

1.              If you make an additional Contribution, your Roll-Up Base will increase immediately by the amount of the Contribution.

2.              If you take a Nonguaranteed Withdrawal, your Roll-Up Base will decrease immediately as described in the Nonguaranteed Withdrawals section.

3.              On each Annual Processing Date during the Roll-Up Period stated on your GLWB Data Page, your Roll-Up Base will increase if you have taken no Withdrawals during that Participation Year. Your Roll-Up Base will increase by an amount equal to the Roll-Up Percentage stated on your GLWB Data Page multiplied by the sum of all Contributions, less the sum of all Withdrawals, including Withdrawal Charges. The amount of the increase is the Roll-Up amount.

Step-Up Base

On the Participation Date, your Step-Up Base is equal to your Account Value. Your Step-Up Base will be adjusted as follows.

1.              If you make an additional Contribution, your Step-Up Base will increase immediately by the amount of the Contribution.

2.              If you take a Nonguaranteed Withdrawal, your Step-Up Base will decrease immediately as described in the Nonguaranteed Withdrawals section.

3.             On each Annual Processing Date, if your Account Value is greater than your Step-Up Base, your Step-Up Base will increase to equal the Account Value. The amount of the increase is the Step-Up amount.

If you receive a Step-Up after you take a guaranteed Withdrawal, we will increase your Withdrawal Percentage if you meet the following conditions.

•                  The Step-Up results in an increase to your Benefit Base; and

•                  The Younger Annuitant’s Age Band corresponds to a higher Withdrawal Percentage.

Nonguaranteed Withdrawals

Taking Nonguaranteed Withdrawals could reduce the future benefits by more than the dollar amount taken. You may not receive the intended benefit of this Rider if you take Nonguaranteed Withdrawals.

Before the LPA Eligibility Date, the entire amount of a Withdrawal, including any Withdrawal Charges, is a Nonguaranteed Withdrawal.

On or after the LPA Eligibility Date, the amount of a Withdrawal, including any Withdrawal Charges, by which the sum of Withdrawals during that Participation Year exceeds the LPA, is a Nonguaranteed Withdrawal.

Each Nonguaranteed Withdrawal will decrease the Roll-Up Base and Step-Up Base, and therefore the Benefit Base, by an amount equal to the Adjusted Nonguaranteed Withdrawal. The Adjusted Nonguaranteed Withdrawal amount is the Nonguaranteed Withdrawal amount multiplied by the greater of:

•                  1.0, and

•                  the ratio of Benefit Base to Account Value (Benefit Base divided by Account Value).

For the purpose of this calculation, we use the Benefit Base before the Withdrawal and the Account Value reduced by any remaining LPA.

Example of the effect of a Nonguaranteed Withdrawal based on the following assumptions:

•                  One Withdrawal of $7,500 is taken during the Participation Year.

•                  The Withdrawal is taken after LPA Eligibility Date.

•                  No Withdrawal Charges apply.

•                  The Spousal Factor of 90% is applied to the LPA.

Before Nonguaranteed Withdrawal			After Nonguaranteed Withdrawal
Account Value	=	$84,950	Account Value	=	$77,450
Step-Up Base	=	$95,000	Step-Up Base	=	$91,494
Roll-Up Base	=	$110,000	Roll-Up Base	=	$106,494
Benefit Base	=	$110,000	Benefit Base	=	$106,494
LPA	=	$4,950	LPA	=	$4,792

The Nonguaranteed Withdrawal amount is $2,550:

$2,550 = Total Withdrawal of $7,500 minus the LPA of $4,950.

The Adjusted Nonguaranteed Withdrawal is $3,506.

$3,506 = $2,550 (Nonguaranteed Withdrawal) x the greater of 1.0 and ($110,000 (Benefit Base immediately before the Withdrawal) / $80,000 (Account Value reduced by the LPA) = 1.375)

In this example, the Benefit Base is reduced by 37.5% more than the Nonguaranteed Withdrawal.

Other Information About Withdrawals

Withdrawals must be taken from each Variable Account Option in the proportion that the value of each option bears to the Account Value on the date the Withdrawal is processed.

If a Withdrawal is greater than the Free Withdrawal amount but does not result in a Nonguaranteed Withdrawal, any Withdrawal Charges are waived. If a Withdrawal is greater than the Free Withdrawal amount and results in a Nonguaranteed Withdrawal, any Withdrawal Charges are applied according to the Certificate.

If you request a Withdrawal, we will withdraw the total amount you requested from your Account Value. The amount you receive will be net of any Withdrawal Charges and tax withholding.

Required Minimum Distributions

If this is a Qualified Certificate, you may be required to take a required minimum distribution (“RMD”) each calendar year after you reach age 70½. Beginning in the second Participation Year, if the RMD is greater than the LPA, we allow you to take your RMD without causing a Nonguaranteed Withdrawal by limiting the portion of your RMD to a maximum amount in each Participation Year.

We will notify you during the year of your RMD and the maximum amount you can withdraw each Participation Year to avoid a Nonguaranteed Withdrawal. If your Withdrawals exceed the maximum amount allowed in a Participation Year, for the remainder of that Participation Year, Withdrawals greater than LPA are Nonguaranteed

Withdrawals. The maximum amount is not available during the Guaranteed Payment Phase. The RMD we calculate is based on the prior calendar year end fair market value for this Certificate only, including this GLWB benefit.

Guaranteed Payment Phase

On or after the LPA Eligibility Date, this Rider may enter the Guaranteed Payment Phase (“GPP”).

•                  Before the Annuitization Date, the Rider will enter the GPP when (a) the Account Value decreases to zero by other than a Nonguaranteed Withdrawal, and (b) the Benefit Base is greater than zero.

•                  On the Annuitization Date, the Rider will enter the GPP if you elect the applicable LPA Annuity Option stated on your GLWB Data Page. If both the Annuitant and Spousal Annuitant are alive, the applicable LPA Annuity Option is the Joint and Survivor Life Only Annuity Benefit paying LPA. If only one of the Annuitant or Spousal Annuitant is alive, the applicable LPA Annuity Option is the Life Only Annuity Benefit paying LPA. If you elect the applicable LPA Annuity Option, or one applies because you failed to make an election, any remaining Account Value is forfeited.

When the GPP begins, we will notify you and send any remaining LPA not received during the current Participation Year. Beginning the next Participation Year, you will receive your LPA annually. We may allow additional payment frequencies, but once guaranteed payments begin in the GPP, you cannot change the payment frequency.

After the GPP begins, your only rights under the Certificate will be those described in this section and the Termination section. All other rights, benefits, values, fees and charges under the Certificate terminate.

The GPP will continue until the earlier of:

•                  the death of both the Annuitant and Spousal Annuitant, and

•                  the date this Rider is terminated.

We may require proof that the Annuitant or the Spousal Annuitant is living. We should be notified immediately upon the death of the Annuitant or Spousal Annuitant.

Rider Charge

The charge is equal to the Rider Charge Percentage stated on your GLWB Data Page, multiplied by your Benefit Base at the end of each calendar quarter, divided by four. The Rider charge is assessed in arrears. If the Rider is terminated during a calendar quarter, a pro rata share of the Rider charge will be assessed. Pro rata share means the charge will be reduced by a percentage resulting from the number of days since the end of the previous calendar quarter, divided by the number of days in the current calendar quarter.

The charge is deducted from each Variable Account Option in the proportion that the value of each option bears to the total value in all Variable Account Options on the date the charge is processed. We do not deduct the Rider charge during the Guaranteed Payment Phase.

We may increase the Rider Charge Percentage. The Maximum Rider Charge Percentage stated on your GLWB Data Page is the highest total charge we may assess, regardless of the number of increases. Any increase will be based on future anticipated experience.

We will give you prior written notice of any increase on or before the Prior Written Notice Period stated on your GLWB Data Page. The notice will provide the amount of the Rider charge increase and your right to: (a) reject the increase in exchange for a specified reduction in your Withdrawal Percentage, (b) cancel the Rider, or (c) do nothing and accept the increase. To reject the increase or cancel the Rider, we must receive your written request before the beginning of the Advance Notice Period stated on your GLWB Data Page. If we do not receive your written request before the beginning of the Advance Notice Period, the increased Rider charge will take effect and cannot be reversed.

If you reject the Rider charge increase and continue the Rider, your Withdrawal Percentage will be reduced by the amount specified by us. The Withdrawal Percentage will not be reduced by more than the Maximum Reduction of Withdrawal Percentage stated on your GLWB Data Page regardless of the number of increases. Your decision to reject an increase is irrevocable and any future increases will not apply to you. The LPA will change to reflect the lower Withdrawal Percentage on the next Participation Anniversary.

Structure Limitations

1.              The Owner and Annuitant must be the same person.

2.              No Joint Owner is allowed.

3.              No Contingent Annuitant is allowed.

4.              The Owner must be a human being.

5.              The Owner’s spouse on the Participation Date must be named as the Spousal Annuitant.

6.              The Owner’s spouse must be named as the Owner’s sole primary beneficiary and the Annuitant’s sole primary beneficiary.

7.              You cannot add or replace a spouse as a Spousal Annuitant.

Removal of Spouse as Spousal Annuitant

If your marriage is terminated (such as by divorce or dissolution) or your spouse dies, your spouse is automatically removed as Spousal Annuitant. You must provide us with notice of termination of your marriage or your spouse’s death. Once the Spousal Annuitant is removed, you can name new beneficiaries. If you subsequently remarry, you cannot add your new spouse as Spousal Annuitant under this Rider.

If your spouse is removed and is no longer a Spousal Annuitant:

1.              the LPA Eligibility Date will not change.

2.              the Withdrawal Percentage will continue to be based on the age of the younger of the Annuitant and the (now removed) Spousal Annuitant.

3.              the Spousal Factor will continue to apply to your LPA calculation.

4.              LPA is no longer guaranteed for the lives of both the Annuitant and Spousal Annuitant, but only for the life of the Annuitant.

5.              The Joint and Survivor Life Only Annuity Benefit paying LPA is no longer available.

Contributions

The initial Contribution must be at least the Minimum Initial Contribution and no more than the Maximum Total Contribution, both stated on your GLWB Data Page. The Company may waive the Maximum Total Contribution on a nondiscriminatory basis.

You may make additional Contributions if both the Annuitant and the Spousal Annuitant are no older than the Maximum Contribution Age stated on your GLWB Data Page. Each additional Contribution must be at least the Minimum Additional Contribution stated on your GLWB Data Page and no more than the Maximum Total Contribution.

We may refuse any Contribution that causes the total Contributions to all contracts in force with us having a common Annuitant to exceed the Maximum Total Contribution.

Right to Cancel

You may cancel this Rider during any Cancellation Window stated on your GLWB Data Page by sending written notice to us.

GLWB Investment Strategies

Your Account Value must be allocated to one of the GLWB Investment Strategies stated on your GLWB Data Page. We will invest your Contributions in the Variable Account Options within the GLWB Investment Strategy you choose according to your designated allocation. We will automatically rebalance amounts in the Variable Account Options to your designated allocation on the last day of the Rebalancing Period stated on your GLWB Data Page. No other rebalancing is allowed.

You may not transfer amounts among Variable Account Options other than by changing your allocation. You may reallocate to a different GLWB Investment Strategy or to different Variable Account Options within a strategy. Each reallocation starts a Waiting Period stated on your GLWB Data Page. The Waiting Period must pass before you can make another allocation change. The Waiting Period also applies immediately after the Participation Date. Automatic rebalancing does not start a Waiting Period.

Attempts to make transfers or invest other than as described above will be rejected.

Subject to required approvals by federal and state authorities, including prior approval of the New York State Department of Financial Services, we may add, remove, restrict, merge, eliminate or substitute any GLWB Investment Strategies, Variable Account Options or Fixed Account Options. None of these actions will start a Waiting Period.

Continuation of Rider at Owner’s Death

The Spousal Annuitant will have the option to continue the Certificate and the GLWB Rider at the time of the Annuitant’s death. Upon continuation of the Rider after the Annuitant’s death:

1.              the LPA Eligibility Date will not change.

2.              the Withdrawal Percentage will continue to be based on the age of the younger of the Annuitant (now deceased) and the Spousal Annuitant.

3.              the Spousal Factor will continue to apply to the LPA calculation.

4.              the Maximum Retirement Date will remain the same as before the continuation.

5.              the words “you,” “your” and “Owner” as used in this Rider will apply to the Spousal Annuitant.

Waiver of Certificate Provisions

The minimum balance required in your Certificate does not apply while this Rider is in effect.

You cannot make transfers as allowed under the Certificate. You can reallocate your Account Value only as allowed in the GLWB Investment Strategies section.

The Income Plus Withdrawal Program, Dollar Cost Averaging Program, Customized Asset Rebalancing and Systematic Contributions are not available while this Rider is in effect.

Report

At least annually, we will provide a report that contains the following:

•                  before the first LPA is taken, the Benefit Base and LPA as of the earliest possible withdrawal date; and

•                  after the first LPA is taken, the LPA.

The report may also contain additional information.

Termination

This Rider will terminate on the earliest of the following:

1.              the date of the last to die of the Annuitant or Spousal Annuitant;

2.              the date the Benefit Base equals zero;

3.              the date a Nonguaranteed Withdrawal reduces the Account Value to zero;

4.              before the LPA Eligibility Date, the date charges reduce the Account Value to zero;

5.              the date that ownership of the Certificate is transferred or the Certificate, or any benefits under the Certificate, are assigned, unless:

a.              the new Owner assumes full ownership of the Certificate and is essentially the same person as the current Owner (for example, a change to a court appointed guardian representing the Owner during the Owner’s lifetime),

b.              the assignment is temporary and solely for the purpose of effectuating a Partial Exchange; or

c.               the new owner is the Spousal Annuitant upon continuation of the Certificate;

6.              the Annuitization Date, unless the applicable LPA Annuity Option is in effect;

7.              the date you elect an annuity option other than the applicable LPA Annuity Option;

8.              the date the Spousal Annuitant elects a death benefit other than the Spousal Continuation Benefit;

9.              the date we process cancellation of this Rider at your request;

10.       the date you surrender the Certificate.

Once terminated, the Rider charge no longer applies and the Rider cannot be reinstated.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

/s/ Jill T. McGruder, President	/s/ Edward J. Babbitt, Secretary

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

DATA PAGE

CERTIFICATE NUMBER:	1234567899
ANNUITANT:	John Doe
SPOUSAL ANNUITANT:	Jane Doe
LPA ELIGIBILITY DATE:	01-14-2016

WITHDRAWAL PERCENTAGE:

Younger Annuitant’s Age Band	Withdrawal Percentage
60-64	4.0%
65-69	4.5%
70-74	5.0%
75-79	5.5%
80+	6.25%

SPOUSAL FACTOR:	90%

ROLL-UP PERIOD:	First 10 Participation Years

ROLL-UP PERCENTAGE:	7%

LPA ANNUITY OPTIONS:	Life Only Annuity Benefit paying LPA as long as the Annuitant lives

Joint and Survivor Life Only Annuity Benefit paying LPA as long as either the Annuitant or Spousal Annuitant lives

RIDER CHARGE PERCENTAGE:	1.35%

This Rider Charge Percentage may increase up to the Maximum Rider Charge Percentage at any time with prior written notice to you.

MAXIMUM RIDER CHARGE PERCENTAGE:	2.00%

MAXIMUM REDUCTION OF WITHDRAWAL PERCENTAGE:	1.00%

PRIOR WRITTEN NOTICE PERIOD:	60 days

ADVANCE NOTICE PERIOD:	5 days before the effective date of the Rider charge increase

MINIMUM INITIAL CONTRIBUTION:	$25,000

MAXIMUM TOTAL CONTRIBUTION:	$1,000,000 for Annuitant up to age 75 at issue $500,000 for Annuitant age 76-80 at issue

MAXIMUM CONTRIBUTION AGE:	80

MINIMUM ADDITIONAL CONTRIBUTION:	$1,000

CANCELLATION WINDOW:	The first 45 days of each Participation Year beginning the sixth Participation Year

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

DATA PAGE

GLWB INVESTMENT STRATEGIES

Strategy 1                                      100% in the Variable Account Options listed below. You may select more than one of the Variable Account Options, but your allocations must add up to 100%.

Fidelity VIP Freedom	Fidelity VIP Freedom	Fidelity VIP Freedom
2015	2020	2025

OR

Strategy 2                                      100% in the Variable Account Options listed below. You may select more than one of the Variable Account Options, but your allocations must add up to 100%.

American Funds Insurance Series		TOPS Managed Risk
Managed Risk Asset Allocation	Fidelity VIP Target Volatility	Moderate Growth ETF

OR

Strategy 3                                      100% in the Variable Account Options listed below. The Variable Account Options are defined in separate investment categories grouped together in columns. Each column has a minimum and maximum allocation requirement. You may select any of the Variable Account Options as long as you meet the allocation requirements in each column. Your allocations must add up to 100%.

40-60%	40-60%	0%-20%	0%-10%
Fixed Income	Core Equity	Non Core Equity	Alternative
• Fidelity VIP Investment Grade Bond • PIMCO VIT Total Return • Touchstone VST Active Bond

•                  American Funds I.S. Capital Income Builder

•                  American Funds I.S. Growth-Income

•                  American Funds I.S. Managed Risk Asset Allocation

•                  BlackRock Capital Appreciation V.I.

•                  Fidelity VIP Asset Manager

•                  Fidelity VIP Balanced

•                  Fidelity VIP Contrafund

•                  Fidelity VIP Equity-Income

•                  Fidelity VIP Growth

•                  Fidelity VIP Index 500

•                  Fidelity VIP Target Volatility

•                  Franklin Growth and Income VIP

•                  Franklin Large Cap Growth VIP

•                  Franklin Mutual Shares VIP

•                  Invesco V.I. American Value

•                  Invesco V.I. Comstock

•                  TOPS Managed Risk Moderate Growth ETF

•                  Touchstone VST Aggressive ETF

•                  Touchstone VST Conservative ETF

•                  Touchstone VST Large Cap Core Equity

•                  Touchstone VST Moderate ETF

•                  American Funds I.S. Growth

•                  Columbia VP Mid Cap Value

•                  Columbia VP Small Cap Value

•                  Deutsche Small Cap Index VIP

•                  Fidelity VIP Disciplined Small Cap

•                  Fidelity VIP Mid Cap

•                  Franklin Small Cap Value VIP

•                  Invesco V.I. American Franchise

•                  Touchstone VST Baron Small Cap Growth

•                  Touchstone VST Mid Cap Growth

•                  Touchstone VST Third Avenue Value

International

•                  American Funds I.S. Global Growth

•                  American Funds I.S. New World

•                  BlackRock Global Allocation V.I.

•                  Fidelity VIP Overseas

•                  Invesco V.I. International Growth

•                  Morgan Stanley UIF Emerging Markets Debt

•                  Morgan Stanley UIF Emerging Markets Equity

•                  Templeton Foreign VIP

•                  Templeton Global Bond VIP

•                  Templeton Growth VIP

•                  Morgan Stanley UIF U.S. Real Estate

•                  PIMCO VIT All Asset

•                  PIMCO VIT Commodity RealReturnStrategy

•                  PIMCO VIT Long-Term U.S. Government

High Yield

•                  Fidelity VIP High Income

•                  Franklin Income VIP

•                  Touchstone VST High Yield

Short Duration

•                  PIMCO VIT Low Duration

•                  PIMCO VIT Real Return

•                  Fidelity VIP Money Market

REBALANCING PERIOD:	Each Participation quarter
WAITING PERIOD:	90 days